ORIX Real Estate
Capital Markets, LLC
Paul Smyth
1717 Main Street, 12th Floor
Dallas, TX 75201
214-237-2010

March 3, 2000

ANNUAL STATEMENT AS TO COMPLIANCE
Special Servicing

Ladies and Gentlemen:

This Officer's Certificate is provided to you by ORIX Real Estate Capital Markets, LLC ("ORECM") pursuant to the terms outlined in the applicable sections of certain Agreements as referenced in the attached Exhibit A, relative to the securitization for which ORECM serves as Special Servicer.

The undersigned officer, on behalf of ORECM, hereby inform you (i) that, a review of the activities of ORECM as Special Servicer and of its performance under each respective agreement has been made under the undersigned's supervision for the period of time commencing January 1, 1999 through December 31, 1999 or a portion thereof, (ii) that, to the best of such undersigned's knowledge, based on such review, it has fulfilled all of its obligations under the agreement and has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it, throughout such period, and (iii) that, the undersigned has received no notice regarding qualification, nor challenging the status of the REMIC's from the IRS or any other governmental body.

Also, please find attached, an Annual Independent Public Accountant's Servicing Report performed by Pricewaterhouse Coopers, L.L.P. relative to the assets being serviced by ORECM for the period beginning January 1, 1999 through December 31, 1999.

Duplicates of these documents are being simultaneously sent to all parties listed on Exhibit B for receipt by March 15, 2000.

If you have any questions or comments relative to the attached documents, please call me at 214-237-2010.

Sincerely,

ORIX Real Estate
Capital Markets, LLC


By:
           Paul Smyth
           Managing Director, Servicing




Attachments:

Annual Independent Public Accountant's Servicing Report
Exhibit A
Exhibit B